Exhibit 99.1

July 29, 2019

MEDIA CONTACT:

Dean Lieberman

978-407-1637

Columbia Gas Settles All Class Action Lawsuits for Merrimack Valley Incident

New $143 million settlement part of the approximately $1 billion in funds dedicated to address needs of affected communities

Company continues to fulfill commitments to residents, businesses

Westborough, Mass.— Columbia Gas of Massachusetts and its parent company, NiSource Inc. (NYSE: NI), today announced a settlement of all class action lawsuits regarding damages resulting from the September 13, 2018 gas event.

As part of the approximately $1 billion in funds dedicated to address the needs of affected customers, residents, and communities, the company will pay $143 million into a settlement fund for a class of plaintiffs, per the terms of the class action settlement announced today. The class of plaintiffs includes thousands of residents and businesses affected by the incident.

This settlement stems from a voluntary mediation process, covering multiple class action lawsuits, in which all parties engaged in good faith negotiations over several months.

“What happened last September was tragic, and we will always be mindful of its impact on our customers and everyone in the communities we serve, including those represented by this settlement,” said Joe Hamrock, CEO and President of NiSource. “Today marks another important step forward, as we continue to fulfill our commitment to residents and businesses. We are pleased that we have reached a resolution so swiftly, and we thank the mediator, as well as all involved who helped us achieve this result.”

More specifically, the company and the proposed class of plaintiffs have entered into an Agreement in Principle to resolve all class action litigation related to the gas event. The Agreement in Principle will now be subject to court approval.

The ongoing Columbia Gas-managed claims process, which was established immediately after the incident, is still processing claims. It will continue to do so, with oversight of the mediator, until the Court gives preliminary approval to the settlement, at which time a settlement claims administrator will take over the process. All residents and businesses in Andover, Lawrence, and North Andover will be eligible to file claims through this process just as they currently can. More information on this will be made available in the coming weeks.

Other settlements and payments

The approximately $1 billion in funds dedicated to address the needs of the affected customers, residents, and communities includes the $143 million settlement announced today, as well as the following:

•	Restoration work conducted in homes and businesses, including sourcing and installing nearly 18,500 new appliances and pieces of equipment (i.e. boilers, furnaces, ranges, and dryers).

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Temporary housing needs for affected residents, including sourcing more than 4,000 hotel rooms, more than 160 one, two, and three bedroom apartments, and more than 200 RVs. At its peak, more than 2,200 families, totaling more than 8,000 individuals, utilized temporary housing.

•	Funds paid to residents and businesses through the Columbia Gas-managed claims process thus far.

•	The April announcement of a settlement with the Figueroa family, of Lawrence, which had several individuals injured as a result of the incident.

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The May announcement that the company and the affected municipalities—Andover, Lawrence, and North Andover—agreed to an $80 million settlement covering reimbursement of expenses and claims by the municipalities and curb-to-curb repairs of roadways.

•	The July announcement of a settlement between the company and the family of Leonel Rondon, the young man who lost his life on September 13, 2018.

As NiSource has previously disclosed, in addition to the approximate $1 billion amount addressed above, NiSource has dedicated funds to the capital pipeline replacement project, charitable donations, and other expenses. The total cost of the recovery related to the Merrimack Valley Incident will be updated in conjunction with NiSource’s second quarter earnings report.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding the settlement of the class action lawsuits filed against Columbia Gas of Massachusetts and NiSource in connection with the gas incident on September 13, 2018. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the forward-looking statements discussed in this press release include, among other things, entry into a settlement agreement and preliminary and final approval of such agreement by the Massachusetts state court, and other matters set forth in Item 1A, “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other filings with the Securities and Exchange Commission. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

About Columbia Gas of Massachusetts:

More information about Columbia Gas recovery efforts to date can be found here: https://www.columbiagas.com/massachusetts/news-center

Columbia Gas of Massachusetts delivers clean, affordable and efficient natural gas to over 320,000 natural gas customers in southeastern Massachusetts, the greater Springfield area and the Merrimack Valley. Headquartered in Westborough, Massachusetts, the company is the largest gas-only provider in the state and is one of NiSource’s seven regulated utility companies. NiSource (NYSE:NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers through its local Columbia Gas and NIPSCO brands. More information about Columbia Gas of Massachusetts is available at www.ColumbiaGasMA.com.

About NiSource:

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America’s Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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